UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Remark Holdings, Inc.

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3960 Howard Hughes Parkway, Suite 900
Las Vegas, NV 89169

SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 19, 2018

SUPPLEMENT DATED DECEMBER 19, 2017
TO
PROXY STATEMENT DATED DECEMBER 8, 2017

Remark Holdings, Inc. (“Remark,” “we,” “us” or “our”) is making this proxy statement supplement (this “Supplement”) available to you in connection with the solicitation of proxies by our board of directors (the “Board” or “Board of Directors”) for our special meeting of stockholders (the “Special Meeting”) to be held on Friday, January 19, 2018 at 1:00 p.m. PT at our offices located at 3960 Howard Hughes Parkway, Suite 900, Las Vegas, Nevada 89169. Remark is supplementing its definitive proxy statement for the Special Meeting dated December 8, 2017 (the “Proxy Statement”) to update the Proxy Statement to reflect certain events that occurred after the date of the Proxy Statement. This supplement is dated December 19, 2017, and is first being furnished to shareholders of the Company on or about such date. This supplement should be read in conjunction with the Proxy Statement.

The Board approved Remark’s 2017 Incentive Plan (the “Plan”) on November 9, 2017, subject to adoption and approval by our stockholders. Stockholders are being asked to adopt and approve the Plan at the Special Meeting. On December 15, 2017, the Compensation Committee of the Board awarded an option to purchase 1.3 million shares of our common stock under the Plan to Kai-Shing Tao, our Chairman and Chief Executive Officer, which option is contingent on stockholder approval of the Plan, with vesting to occur upon such approval, and has a term of 10 years from the grant date and an exercise price equal to the closing price of the common stock on the grant date. If stockholders do not approve the Plan, the option will terminate and Mr. Tao will not have any rights with respect thereto.

This Supplement, the Proxy Statement and the other proxy materials are available at www.envisionreports.com/MARK.